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                                                                      Exhibit 99

SAFE HARBOR UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

The Private Securities Litigation Reform Act of 1995 (the "Act") provides a "safe harbor" for forward-looking statements to encourage companies to provide prospective information about their companies, so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could because actual results to differ material from those discussed in the statement. Market Financial Corporation desires to take advantage of the "safe harbor" provisions of the Act. Certain information, particularly information regarding future economic performance and finances and plans and objectives of management, contained or incorporated by reference in Market Financial Corporation's Annual Report on Form 10-KSB for fiscal year 1998 is forward-looking. In some cases, information regarding certain important factors that could cause actual results of operations or outcomes of other events to differ materially from any such forward-looking statement appear together with such statement. In addition, forward-looking statement s are subject to other risks and uncertainties affecting the financial institutions industry, including, but not limited to, the following:

INTEREST RATE RISK

Market Financial Corporation's operating results are dependent to a significant degree on its net interest income, which is the difference between interest income from loans and investments and interest expense on deposits and borrowings. The interest income and interest expense of Market Financial Corporation change as the interest rates on mortgages, securities and other assets and on deposits and other liabilities change. Interest rates may change because of general economic conditions, the policies of various regulatory authorities and other factors beyond Market Financial Corporation's control. The interest rates on specific assets and liabilities of Market Financial Corporation will change or "reprice" in accordance with the contractual terms of the asset or liability instrument and in accordance with customer reaction to general economic trends. In a rising interest rate environment, loans tend to prepay slowly and new loans at higher rates increase slowly, while interest paid on deposits increases rapidly because the terms to maturity of deposits tend to be shorter than the terms to maturity or prepayment of loans. Such differences in the adjustment of interest rates on assets and liabilities may negatively affect Market Financial Corporation income. Moreover, rising interest rates tend to decrease loan demand in general, negatively affecting Market Financial Corporation income.

POSSIBLE INADEQUACY OF THE ALLOWANCE FOR LOAN LOSSES

The Market Building and Saving Company maintains an allowance for loan losses based upon a number of relevant factors, including, but not limited to, trends in the level of nonperforming assets and classified loans, current and anticipated economic conditions in the primary lending area, past loss experience, possible losses arising from specific problem assets and changes in the composition of the loan portfolio. While the Board of Directors of The Market Building and Saving Company believes that it uses the best information available to determine the allowance for loan losses, unforeseen market conditions could result in material adjustments, and net

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earnings could be significantly adversely affected if circumstances differ substantially from the assumptions used in making the final determination.

Loans not secured by one- to four-family residential real estate are generally considered to involve greater risk of loss than loans secured by one- to four-family residential real estate due, in part, to the effects of general economic conditions. The prepayment of multifamily residential and nonresidential real estate loans generally depends upon the cash flow from the operation of the property, which may be negatively affected by national and local economic conditions that cause leases not to be renewed or that negatively affect the operations of a commercial borrower. Construction loans may also be negatively affected by such economic conditions, particularly loans made to developers who do not have a buyer for a property before the loan is made. The risk of default on consumer loans increases during periods of recession, higher unemployment and other adverse economic conditions. When consumers have trouble paying their bills, they are more likely to pay mortgage loans than consumer loans, and the collateral securing such loans, if any, may decrease in value more rapidly than the outstanding balance of the loan.

COMPETITION

The Market Building and Saving Company competes for deposits with other savings associations, commercial banks and credit unions and issuers of commercial paper and other securities, such as shares in money market mutual funds. The primary factors in competing for deposits are interest rates and convenience of office location. In making loans, The Market Building and Saving Company competes with other savings associations, commercial banks, consumer finance companies, credit unions, leasing companies, mortgage companies and other lenders. Competition is affected by, among other things, the general availability of lendable funds, general and local economic conditions, current interest rate levels and other factors which are not readily predictable. The size of financial institutions competing with The Market Building and Saving Company is likely to increase as a result of changes in statutes and regulations eliminating various restrictions on interstate and inter-industry branching and acquisitions. Such increased competition may have an adverse effect upon Market Financial Corporation.

LEGISLATION AND REGULATION THAT MAY ADVERSELY AFFECT THE MARKET BUILDING AND SAVING COMPANY'S EARNINGS

The Market Building and Saving Company is subject to extensive regulation by the Office of Thrift Supervision (the "OTS") and the Federal Deposit Insurance Corporation (the "FDIC") and is periodically examined by such regulatory agencies to test compliance with various regulatory requirements. As a savings and loan holding company, Market Financial Corporation is also subject to regulation and examination by the OTS. Such supervision and regulation of The Market Building and Saving Company and Market Financial Corporation are intended primarily for the protection of depositors and not for the maximization of shareholder value and may affect the ability of the company to engage in various business activities. The assessments, filing fees and other costs associated with reports, examinations and other regulatory matters are significant and may have an adverse effect on Market Financial Corporation's net earnings.

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The FDIC is authorized to establish separate annual assessment rates for deposit insurance of members of the Bank Insurance fund (the "BIF") and the Savings Association Insurance Fund (the "SAIF"). The FDIC may increase assessment rates for either fund if necessary to restore the fund's ratio of reserves to insured deposits to the target level within a reasonable time and may decrease such rates if such target level has been met. The FDIC has established a risk-based assessment system for both SAIF and BIF members. Under such system, assessments may vary depending on the risk the institution poses to its deposit insurance fund. Such risk level is determined by reference to the institution's capital level and the FDIC's level of supervisory concern about the institution.

Congress is considering legislation to eliminate the federal thrift charter and the separate federal regulation of savings and loan associations, and the Department of the Treasury is preparing a report for Congress on the development of a common charter for all financial institutions. As a result, The Market Building and Saving Company may have to convert to a different financial institution charter or might be regulated under federal law as a bank. If The Market Building and Saving Company becomes a bank or is regulated as a bank, it would become subject to the more restrictive activity limitations imposed on national banks. Moreover, Market Financial Corporation might become subject to more restrictive holding company requirements, including activity limits and capital requirements similar to those imposed on The Market Building and Saving Company. Market Financial Corporation cannot predict the impact of the conversion of The Market Building and Saving Company to, or regulation of The Market Building and Saving Company as, a bank until any legislation requiring such change is enacted.

SPECIFIC REFERENCES

In addition to the foregoing, some of the matters, which are addressed in the Form 10-KSB and Forms 10-QSB's filed by Market Financial Corporation and contain forward-looking statements, include the following.

Pending legislation or proposals regarding changes in charter or regulation.

Management's determination of the amount of the allowance for loan losses and expectations regarding its adequacy.

Management's efforts to reduce the higher degree of risk in second mortgage, multifamily residential real estate, developed building lot, nonresidential real estate and construction loans.

Management's expectation that secondary market activities will continue to increase if interest rates decline.

Management's efforts to manage delinquencies.

Management's efforts to manage interest rate risk.


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Management's characterization of its competition.

Pending regulatory proposals.

Levels of deposit insurance assessments.